Exhibit 1.01

Juniper Networks, Inc.

Conflict Minerals Report For The Year Ended December 31, 2015

This Conflict Minerals Report (this “Report”) for Juniper Networks, Inc. (the “Company”, “Juniper”, “our” or “we”) covers the reporting period from January 1, 2015 to December 31, 2015, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

This Report is filed as Exhibit 1.01 to the Company’s Specialized Disclosure Report on Form SD (the “Form”), and a copy of this Report and the Form are publicly available at http://investor.juniper.net/investor-relations/sec-filings/default.aspx.

This Report, including the section entitled “Future Steps”, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our business, products and 3TG (as defined below) compliance efforts, including steps we intend to take to mitigate the risk that 3TG in our products benefit armed groups, and the industry’s 3TG-related compliance efforts. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “would,” “could,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. While forward-looking statements in this Report are based on reasonable expectations of our management at the time that they are made, you should not rely on them. Forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, the risk that information reported to us by our direct suppliers or industry information used by us may be inaccurate; the risk that smelters or refiners (processing facilities) may not participate in the Conflict-Free Smelter Program (the “CFSP”); political and regulatory developments, whether in the Democratic Republic of the Congo and adjoining countries (collectively, the “Covered Countries”), the United States or elsewhere; as well as risks discussed under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in other reports we file with the U.S. Securities and Exchange Commission (the “SEC”). Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

Throughout this Report, whenever a reference is made to any document, third party material or website (including Juniper’s website), such reference does not incorporate information from such document, material or website into this Report, unless expressly incorporated by reference herein.

Introduction

At Juniper, we design, develop, and sell products and services for high-performance networks to enable customers to build highly scalable, reliable, secure and cost-effective networks for their businesses, while achieving agility, efficiency and value through automation.

This Report, which is an exhibit to the Form, describes the design of Juniper’s 3TG RCOI (as defined below) and due diligence measures, provides an account of how these measures were implemented for 2015 and indicates certain steps we have taken and are anticipated to take in 2016 to mitigate the risk that necessary 3TG in our products benefit armed groups in the Covered Countries. A description of our in-scope products covered by this Report is provided under “In-scope Product Description” below. For purposes of this Report, the term “conflict minerals” and “3TG” means columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives tantalum, tin, and tungsten, without regard to their location of origin, and the terms “armed group” and “DRC conflict free” have the meanings contained in the Form.

Since 2011, Juniper has supported the development of industry tools and programs that provide a common means to report or collect due diligence information on the source and chain of custody of 3TG, through its membership in the Conflict-Free Sourcing Initiative (“CFSI”) and the CFSI’s predecessor. The CFSI is a recognized industry coalition focused on addressing and advancing the responsible sourcing of 3TG in the supply chain. Through the CFSI, Juniper has been actively engaged, and continues to work, with industry peers in an effort to ensure that implementation of our RCOI and due diligence processes are aligned with and complementary to the industry approaches. The primary objective of this alignment is to maximize the efficiency and effectiveness of our efforts to identify 3TG smelters and refiners in our supply chain and to encourage their participation in the CFSI’s Conflict-Free Smelter Program (the “CFSP”). The CFSP is a voluntary initiative in which an independent third party audits smelter procurement and processing activities and determines if the smelter has provided sufficient documentation to demonstrate with reasonable confidence that the 3TG it processes originates from conflict-free sources. As it is a standardized protocol, we, along with other leading participants in the electronics industry, rely on the CFSP or equivalent industry-wide programs for audits of 3TG smelters and refiners.

We do not seek to embargo the sourcing of 3TG from the Covered Countries and encourage our suppliers to continue to responsibly source 3TG from the Covered Countries.

Reasonable Country of Origin Inquiry Process

In accordance with Rule 13p-1 and the Form, Juniper determined that 3TG are necessary to the functionality or production of our in-scope products, and are incorporated into our products during the manufacturing process.

Juniper was required to undertake a “reasonable country of origin inquiry” (“RCOI”) with respect to the 3TG in its in-scope products that is reasonably designed to determine whether any of the 3TG originated in any of the Covered Countries and were not from recycled or scrap resources. In designing our RCOI, Juniper employed a combination of measures, as described in this Report, to determine whether the 3TG in our products originated from the Covered Countries. These measures include establishment of strong management systems and the surveying of our supply chain to identify and assess the risk of 3TG in our products benefitting an armed group in a Covered Country. This RCOI process corresponds to Steps 1 and 2 of the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the supplements thereto (Second Edition 2013) (collectively, the “Framework”). The headings below conform to the headings used for Steps 1 and 2 of the Framework.

Establish Strong Company Management Systems

We have established management systems that conform to Step 1 of the Framework and that include the following elements:

•	Adopting a conflict minerals policy: Juniper has established and committed to a company statement that explains the importance of the conflict minerals issue and our responsibility for addressing conflict minerals in our supply chain. This policy can be viewed on our website at http://www.juniper.net/us/en/company/citizenship-sustainability/supply-chain/#tab=dtabs-4, is periodically reviewed by our internal conflict minerals operations team, and approved by Juniper’s conflict minerals executive champions, comprised of certain senior management at Juniper. It is also integrated into our Juniper Supplier Code of Conduct (http://www.juniper.net/assets/us/en/local/pdf/flyer/9040062-en.pdf).

•	Governance structure to support due diligence activities: Juniper has established a conflict minerals governance structure that includes executive champions and an operations team comprised of individuals from Worldwide Operations; Environmental, Health, Safety and Security; Engineering; Investor Relations; Finance; Accounting; Internal Audit; Sales; Legal; and Corporate Communications. Our conflict minerals operations team, under the leadership and purview of Juniper’s executive champions, guides the development, implementation and maintenance of Juniper’s conflict minerals program. Executive champions establish the goals of the conflict minerals operations team, receive report-outs on the status of the program, provide the necessary signature to this Form, and evaluate whether Juniper should suspend, disengage or take other action with a supplier who is non-responsive to Juniper’s request for information or continues to knowingly source minerals that are not found to be DRC conflict free and that finance or benefit armed groups.

•	Controls and transparency: In order to develop a system of transparency and controls over conflict minerals in our supply chain, Juniper provided the Conflict Minerals Reporting Template (the “CMRT”) designed by the CFSI to all such suppliers in order to gather information about their use of conflict minerals, their mineral sourcing practices and the smelters and refiners in their supply chain. We distribute and gather supplier CMRTs through a third-party resource, which also retains all relevant records for a period of five years.

•	Supplier engagement: Juniper continues to actively work to strengthen our relationship with our suppliers, including by providing training, and requiring our suppliers to abide by our Supplier Code of Conduct (http://www.juniper.net/assets/us/en/local/pdf/flyer/9040062-en.pdf). Item 13 in the Supplier Code sets the expectation that our suppliers will exercise due diligence on the source and chain of custody of 3TG minerals and make their due diligence measures available to Juniper.

•	Grievance mechanism: Employees, customers, partners, and suppliers are encouraged to immediately alert Juniper to any events of questionable, fraudulent, or illegal nature that are, or may be, in violation of the Juniper’s codes of conduct, and may do so through email to integrity@juniper.net, by phone to the toll free Juniper Integrity Hotline at +1 888 475-8388, or online at www.juniper.ethicspoint.com. Reports can be made anonymously and will be kept confidential to the fullest extent practicable and allowed by law (http://www.juniper.net/us/en/company/citizenship-sustainability/ethics-compliance/).

Identify and Assess Risk in the Supply Chain

We have identified and assessed risk in our supply chain in conformance with Step 2 of the Framework. Our compliance steps include surveying our supply chain using the CMRT, aggregating and analyzing the responses, and following up with suppliers for clarification or with requests for further information when their responses trigger specified quality control flags, such as claiming to have identified all smelters without having surveyed all relevant suppliers. Our third-party supply chain data collection resource followed up with suppliers as many as three times to correct or clarify responses. If additional follow up was required, Juniper Operations would contact the supplier directly. A list of non-compliant smelters and suppliers is presented to our executive champions to develop a plan to encourage compliance in future years. The plan includes considering and advising non-compliant suppliers that no new business will be awarded if they do not comply.

In connection with our RCOI, we surveyed suppliers that provide physical components that become part of our end products or provide manufacturing services for our end products (collectively, “direct suppliers”). For the reporting period covered by this Report, we surveyed direct suppliers that represented an aggregate of 98% of our total direct expenditures in 2015 as of the end of the third quarter of 2015, which included surveying all of our direct suppliers that provided manufacturing services in 2015 for our in-scope products.

RCOI Results

Our RCOI identified 302 known smelters and refiners that may have been in our 2015 supply chain. Based on Juniper’s RCOI, we concluded that 263 of these smelters and refiners sourced 3TG entirely from outside of the Covered Countries, including from recycled or scrap sources. We determined that 39 of the identified smelters and refiners sourced 3TG in whole or in part from within the Covered Countries, but all of these smelters and refiners were designated as compliant by the CFSP. Juniper’s conclusions concerning the origin of 3TG are based on information provided by the CFSI to its members.

For 2015, Juniper was unable to determine the origin of at least a portion of the necessary 3TG in its in-scope products. None of the necessary 3TG contained in its in-scope products were determined by Juniper to directly or indirectly finance or benefit armed groups in a Covered Country. However, Juniper did not conclude that any of its in-scope products were “DRC conflict free.”

Based on the results of our RCOI, we were required to conduct due diligence for 2015. These due diligence efforts are discussed below.

Due Diligence

Design of Due Diligence Program

Juniper conducted due diligence on our supply chain in a manner that conforms, in all relevant material respects given our position in the supply chain, to the due diligence-related Steps 3, 4, and 5 of the Framework, as it pertains to downstream companies. A description of certain activities undertaken by Juniper in respect of each of the due diligence-related steps of the Framework (i.e., Steps 3, 4 and 5 of the Framework) is provided below. The headings below conform to the headings used for Steps 3, 4, and 5 of the Framework.

Designing and Implementing a Strategy to Respond to Identified Risks

Based on the data collected, the main risks that we have identified are: (1) suppliers providing incomplete, illogical, or inconsistent responses in the CMRT; (2) assembling an incomplete list of smelter and refiner names; (3) being provided names of smelters or refiners that are not on the list of recognized smelters and refiners published by the CFSI or the U.S. Department of Commerce; or (4) sourcing from smelters and refiners that are not certified by the CFSP. We address the first three of these risks by working with our third-party supply chain data collection resource to improve its filters for data quality and completeness. We address the fourth risk through our participation in the CFSI’s audit-related activities, which is discussed in the next subsection of this Report.

The results and findings are shared with the executive champions for Juniper’s conflict minerals program, Brain Martin, Senior Vice President, General Counsel and Secretary, and Marty Garvin, Senior Vice President, Worldwide Operations, as well as the Audit Committee of our Board of Directors. Senior management and Audit Committee recommendations for changes to the program are considered for subsequent years.

Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Juniper supported independent third-party audits conducted by the CFSP through our financial support for the CFSI and as a member of the CFSI’s Smelter Engagement Team (“SET”) for China. Not all CFSI members are involved with the SET, and we actively supported the SET’s goal of increasing smelter and refiner participation in the audit program by (i) making a financial contribution to the Initial Audit Fund and (ii) actively engaging our suppliers in order to seek and identify the direct customers of certain smelters on the SET’s priority list of smelters based in China. We committed to this enhanced engagement with the CFSI in the Future Steps section of our Conflict Minerals Report for the 2014 reporting year.

Reporting on Supply Chain Due Diligence

The Form and this Report are filed annually with the SEC, and a copy of this Report and the Form are made publicly available on our website at http://investor.juniper.net/investor-relations/sec-filings/default.aspx.

Future Steps to Mitigate Risk

For 2016, we intend to continue to focus our efforts on collaborating with industry peers through our membership in the CFSI to improve the systems of transparency and control in our supply chain, which we believe will further mitigate the risk that trade in 3TG contained in our products will benefit armed groups in the Covered Countries. As part of our ongoing efforts, Juniper intends to (i)

continue our engagement with our relevant first-tier suppliers in order to further build their knowledge and capacity so they are able to provide more complete and accurate information on the source and chain of custody of 3TG in our supply chain; (ii) continue our work with a third-party supply chain data collection resource to refine the process for conducting follow-up with our surveyed direct suppliers to more effectively resolve unreasonable or illogical responses in their surveys; (iii) follow-up with suppliers that did not provide a response to our survey request to identify possible factors that may have contributed to their non-responsiveness; (iv) evaluate courses of action (e.g. suspension, disengagement, etc.) with suppliers who are non-responsive or continue to knowingly source minerals that are not DRC conflict free and that finance or benefit armed groups; (v) analyze the results of our recent efforts and consider further requests of our suppliers to identify direct customers of smelters on the SET priority list of China smelters; and (vi) evaluate potential changes to our program to overcome those factors.

In-scope Product Description

Our in-scope products consisted of our routing, switching and security hardware products. For further information concerning our products, see the subheading “Products and Technology” in “Item 1. Business” of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016.

Smelters and Refiners in Juniper’s Supply Chain

Based on our reasonable country of origin inquiry and due diligence, as applicable, the names of known smelters and refiners of 3TG that may be in our supply chain are listed below, including whether such smelters or refiners participate in the CFSP and their compliance status. The list below does not contain the names of entities received as responses to the CMRTs submitted by our suppliers that, as of March 21, 2016, were not listed on the CFSI’s list of known smelters and refiners or the Commerce Department’s list.

A summary of the known smelters and refiners for each 3TG that may be in our supply chain and whether such smelters and refiners are CFSP compliant or otherwise in process with the CFSP is provided below:

•	76% (96/127) of known Gold smelters or refiners that may be in our supply chain are listed as compliant (82) or active (14) by the CFSP.

•	96% (45/47) of known Tantalum smelters or refiners that may be in our supply chain are listed as compliant or active by the CFSP.

•	81% (68/84) of known Tin smelters or refiners that may be in our supply chain are listed as compliant (58) or active (10) by the CFSP.

•	95% (41/43) of known Tungsten smelters or refiners that may be in our supply chain are listed as compliant (29) or active (12) by the CFSP.

The number of identified smelters and refiners for 2015 increased from 200 to 301 as compared to 2014, an increase of more than 50%. Over 83% of the smelters and refiners identified for 2015 are listed as compliant or active by the CFSP, a 3% increase from 2014.

Not all of the included smelters and refiners may have processed the necessary 3TG contained in Juniper’s in-scope products, since some suppliers reported at a “company level,” meaning that they reported all the 3TG contained in their products, not just those in the products that they sold to Juniper. Some suppliers also may have reported smelters and refiners that were not in Juniper’s supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected below likely do not include all of the smelters and refiners in Juniper’s supply chain, since some suppliers did not identify all smelters or refiners in their supply chain, and because not all suppliers responded to Juniper’s inquiries.

As of the date of this Report and for the reporting period covered by this Report, we have not identified a supplier, smelter or refiner that we have reason to believe is sourcing 3TG from a Covered Country and that is, directly or indirectly, financing or benefiting an armed group. However, we have not determined that any of our products are “DRC conflict free.”

Standard Smelter Name	CFSP*
Gold
Advanced Chemical Company	A
Aida Chemical Industries Co., Ltd.	C
Aktyubinsk Copper Company TOO
Al Etihad Gold Refinery DMCC
Allgemeine Gold-und Silberscheideanstalt A.G.	C

Standard Smelter Name	CFSP*
Almalyk Mining and Metallurgical Complex (AMMC)	A
AngloGold Ashanti Córrego do Sítio Mineração	C
Argor-Heraeus SA	C
Asahi Pretec Corporation	C
Asahi Refining Canada Limited	C
Asahi Refining USA Inc.	C
Asaka Riken Co., Ltd.	C

Standard Smelter Name	CFSP*
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	C
Aurubis AG	C
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	C
Bauer Walser AG
Boliden AB	C
C. Hafner GmbH + Co. KG	C
Caridad
CCR Refinery – Glencore Canada Corporation	C
Cendres + Métaux SA	A
Chimet S.p.A.	C
Chugai Mining
Daejin Indus Co., Ltd.	A
Daye Non-Ferrous Metals Mining Ltd.
DODUCO GmbH	C
Dowa	C
DSC (Do Sung Corporation)	A
Eco-System Recycling Co., Ltd.	C
Elemetal Refining, LLC	C
Emirates Gold DMCC	C
Faggi Enrico S.p.A.	A
Fidelity Printers and Refiners Ltd.
Gansu Seemine Material Hi-Tech Co., Ltd.
Geib Refining Corporation	A
Great Wall Precious Metals Co., Ltd. of CBPM
Guangdong Jinding Gold Limited
Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Hangzhou Fuchunjiang Smelting Co., Ltd.
Heimerle + Meule GmbH	C
Heraeus Ltd. Hong Kong	C
Heraeus Precious Metals GmbH & Co. KG	C
Hunan Chenzhou Mining Co., Ltd.
Hwasung CJ Co., Ltd.
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Ishifuku Metal Industry Co., Ltd.	C
Istanbul Gold Refinery	C
Japan Mint	C
Jiangxi Copper Company Limited	C
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	C

Standard Smelter Name	CFSP*
JSC Uralelectromed	C
JX Nippon Mining & Metals Co., Ltd.	C
Kaloti Precious Metals
Kazakhmys Smelting LLC
Kazzinc	C
Kennecott Utah Copper LLC	C
KGHM Polska Miedź Spółka Akcyjna	A
Kojima Chemicals Co., Ltd.	C
Korea Metal Co., Ltd.
Korea Zinc Co. Ltd.	A
Kyrgyzaltyn JSC
L’ azurde Company For Jewelry
Lingbao Gold Company Limited
Lingbao Jinyuan Tonghui Refinery Co., Ltd.
LS-NIKKO Copper Inc.	C
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Materion	C
Matsuda Sangyo Co., Ltd.	C
Metalor Technologies (Hong Kong) Ltd.	C
Metalor Technologies (Singapore) Pte., Ltd.	C
Metalor Technologies (Suzhou) Ltd.	A
Metalor Technologies SA	C
Metalor USA Refining Corporation	C
METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	C
Mitsubishi Materials Corporation	C
Mitsui Mining and Smelting Co., Ltd.	C
MMTC-PAMP India Pvt., Ltd.	C
Morris and Watson
Moscow Special Alloys Processing Plant	C
Nadir Metal Rafineri San. Ve Tic. A.Ş.	C
Navoi Mining and Metallurgical Combinat	A
Nihon Material Co., Ltd.	C
Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	C
Ohura Precious Metal Industry Co., Ltd.	C
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	C
OJSC Kolyma Refinery
OJSC Novosibirsk Refinery	C

Standard Smelter Name	CFSP*
PAMP SA	C
Penglai Penggang Gold Industry Co., Ltd.
Prioksky Plant of Non-Ferrous Metals	C
PT Aneka Tambang (Persero) Tbk	C
PX Précinox SA	C
Rand Refinery (Pty) Ltd.	C
Republic Metals Corporation	C
Royal Canadian Mint	C
Sabin Metal Corp.
Samduck Precious Metals	A
SAMWON Metals Corp.
SAXONIA Edelmetalle GmbH	C
Schone Edelmetaal B.V.	C
SEMPSA Joyería Platería SA	C
Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	C
Sichuan Tianze Precious Metals Co., Ltd.	C
Singway Technology Co., Ltd.	C
So Accurate Group, Inc.
SOE Shyolkovsky Factory of Secondary Precious Metals	C
Solar Applied Materials Technology Corp.	C
Sumitomo Metal Mining Co., Ltd.	C
T.C.A S.p.A	C
Tanaka Kikinzoku Kogyo K.K.	C
The Refinery of Shandong Gold Mining Co., Ltd.	C
Tokuriki Honten Co., Ltd.	C
Tongling Nonferrous Metals Group Co., Ltd.
Torecom	A
Umicore Brasil Ltda.	C
Umicore Precious Metals Thailand	C
Umicore SA Business Unit Precious Metals Refining	C
United Precious Metal Refining, Inc.	C
Valcambi SA	C
Western Australian Mint trading as The Perth Mint	C
WIELAND Edelmetalle GmbH	A
Yamamoto Precious Metal Co., Ltd.	C
Yokohama Metal Co., Ltd.	C
Yunnan Copper Industry Co., Ltd.	C

Standard Smelter Name	CFSP*
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	C
Zijin Mining Group Co., Ltd. Gold Refinery	C
Schone Edelmetaal B.V.	C
SEMPSA Joyería Platería SA	C
Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	C
Sichuan Tianze Precious Metals Co., Ltd.	C
Singway Technology Co., Ltd.	C
So Accurate Group, Inc.
SOE Shyolkovsky Factory of Secondary Precious Metals	C
Solar Applied Materials Technology Corp.	C
Sumitomo Metal Mining Co., Ltd.	C
T.C.A S.p.A	C
Tanaka Kikinzoku Kogyo K.K.	C
The Refinery of Shandong Gold Mining Co., Ltd.	C
Tokuriki Honten Co., Ltd.	C
Tongling Nonferrous Metals Group Co., Ltd.
Torecom	A
Umicore Brasil Ltda.	C
Umicore Precious Metals Thailand	C
Umicore SA Business Unit Precious Metals Refining	C
United Precious Metal Refining, Inc.	C
Valcambi SA	C
Western Australian Mint trading as The Perth Mint	C
WIELAND Edelmetalle GmbH	A
Yamamoto Precious Metal Co., Ltd.	C
Yokohama Metal Co., Ltd.	C
Yunnan Copper Industry Co., Ltd.	C
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	C
Zijin Mining Group Co., Ltd. Gold Refinery	C
Tantalum
Avon Specialty Metals Ltd
Changsha South Tantalum Niobium Co., Ltd.	C
Conghua Tantalum and Niobium Smeltry	C
D Block Metals, LLC	C
Duoluoshan	C

Standard Smelter Name	CFSP*
Exotech Inc.	C
F&X Electro-Materials Ltd.	C
FIR Metals & Resource Ltd.	C
Global Advanced Metals Aizu	C
Global Advanced Metals Boyertown	C
Guangdong Zhiyuan New Material Co., Ltd.	C
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch
H.C. Starck Co., Ltd.	C
H.C. Starck GmbH Goslar	C
H.C. Starck GmbH Laufenburg	C
H.C. Starck Hermsdorf GmbH	C
H.C. Starck Inc.	C
H.C. Starck Ltd.	C
H.C. Starck Smelting GmbH & Co.KG	C
Hengyang King Xing Lifeng New Materials Co., Ltd.	C
Hi-Temp Specialty Metals, Inc.	C
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	C
JiuJiang JinXin Nonferrous Metals Co., Ltd.	C
Jiujiang Tanbre Co., Ltd.	C
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	C
KEMET Blue Metals	C
KEMET Blue Powder	C
King-Tan Tantalum Industry Ltd.	C
LSM Brasil S.A.	C
Metallurgical Products India Pvt., Ltd.	C
Mineração Taboca S.A.	C
Mitsui Mining & Smelting	C
Molycorp Silmet A.S.	C
Ningxia Orient Tantalum Industry Co., Ltd.	C
Plansee SE Liezen	C
Plansee SE Reutte	C
QuantumClean	C
Resind Indústria e Comércio Ltda.	C
RFH Tantalum Smeltry Co., Ltd.	C
Solikamsk Magnesium Works OAO	C
Taki Chemicals	C
Telex Metals	C
Tranzact, Inc.	C

Standard Smelter Name	CFSP*
Ulba Metallurgical Plant JSC	C
XinXing HaoRong Electronic Material Co., Ltd.	C
Yichun Jin Yang Rare Metal Co., Ltd.	C
Zhuzhou Cemented Carbide	C
Tin
Alpha	C
An Thai Minerals Company Limited	A
An Vinh Joint Stock Mineral Processing Company	A
China Tin Group Co., Ltd.	C
CNMC (Guangxi) PGMA Co., Ltd.
Cooperativa Metalurgica de Rondônia Ltda.	C
CV Ayi Jaya	C
CV Gita Pesona	C
CV Serumpun Sebalai	C
CV United Smelting	C
CV Venus Inti Perkasa	C
Dowa	C
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	A
Elmet S.L.U. (Metallo Group)	C
EM Vinto	C
Estanho de Rondônia S.A.
Feinhütte Halsbrücke GmbH	A
Fenix Metals	C
Gejiu Kai Meng Industry and Trade LLC	A
Gejiu Non-Ferrous Metal Processing Co., Ltd.	C
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Gejiu Zili Mining And Metallurgy Co., Ltd.
Huichang Jinshunda Tin Co., Ltd.
Jiangxi Ketai Advanced Material Co., Ltd.	C
Linwu Xianggui Ore Smelting Co., Ltd.
Magnu’s Minerais Metais e Ligas Ltda.	C
Malaysia Smelting Corporation (MSC)	C
Melt Metais e Ligas S/A	C
Metahub Industries Sdn. Bhd.
Metallic Resources, Inc.	C
Metallo-Chimique N.V.	C
Mineração Taboca S.A.	C
Minsur	C
Mitsubishi Materials Corporation	C

Standard Smelter Name	CFSP*
Nankang Nanshan Tin Manufactory Co., Ltd.
Nghe Tinh Non-Ferrous Metals Joint Stock Company	A
O.M. Manufacturing (Thailand) Co., Ltd.	C
O.M. Manufacturing Philippines, Inc.	C
Operaciones Metalurgical S.A.	C
Phoenix Metal Ltd.	A
PT Alam Lestari Kencana
PT Aries Kencana Sejahtera	C
PT Artha Cipta Langgeng	C
PT ATD Makmur Mandiri Jaya	C
PT Babel Inti Perkasa	C
PT Bangka Kudai Tin
PT Bangka Prima Tin	C
PT Bangka Timah Utama Sejahtera
PT Bangka Tin Industry	C
PT Belitung Industri Sejahtera	C
PT BilliTin Makmur Lestari	C
PT Bukit Timah	C
PT Cipta Persada Mulia	C
PT DS Jaya Abadi	C
PT Eunindo Usaha Mandiri	C
PT Fang Di MulTindo
PT Inti Stania Prima	C
PT Justindo	C
PT Karimun Mining	A
PT Mitra Stania Prima	C
PT Panca Mega Persada	C
PT Pelat Timah Nusantara Tbk
PT Prima Timah Utama	C
PT Refined Bangka Tin	C
PT Sariwiguna Binasentosa	C
PT Seirama Tin Investment
PT Stanindo Inti Perkasa	C
PT Sukses Inti Makmur	C
PT Sumber Jaya Indah	C
PT Timah (Persero) Tbk Kundur	C
PT Timah (Persero) Tbk Mentok	C
PT Tinindo Inter Nusa	C
PT Tirus Putra Mandiri

Standard Smelter Name	CFSP*
PT Tommy Utama	C
PT Wahana Perkit Jaya	C
Resind Indústria e Comércio Ltda.	C
Rui Da Hung	C
Soft Metais Ltda.	C
Thaisarco	C
Tuyen Quang Non-Ferrous Metals Joint Stock Company	A
VQB Mineral and Trading Group JSC	C
White Solder Metalurgia e Mineração Ltda.	C
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	A
Yunnan Tin Group (Holding) Company Limited
Tungsten
A.L.M.T. TUNGSTEN Corp.	C
Asia Tungsten Products Vietnam Ltd.	C
Chenzhou Diamond Tungsten Products Co., Ltd.	C
Chongyi Zhangyuan Tungsten Co., Ltd.	C
Dayu Jincheng Tungsten Industry Co., Ltd.	A
Dayu Weiliang Tungsten Co., Ltd.	A
Fujian Jinxin Tungsten Co., Ltd.	C
Ganxian Shirui New Material Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.	C
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	C
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	A
Ganzhou Seadragon W & Mo Co., Ltd.	C
Ganzhou Yatai Tungsten Co., Ltd.	C
Global Tungsten & Powders Corp.	C
Guangdong Xianglu Tungsten Co., Ltd.	C
H.C. Starck GmbH	C
H.C. Starck Smelting GmbH & Co.KG	C
Hunan Chenzhou Mining Co., Ltd.	C
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	A
Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	A
Hunan Chunchang Nonferrous Metals Co., Ltd.	C
Hydrometallurg, JSC	C
Japan New Metals Co., Ltd.	C
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	A
Jiangxi Gan Bei Tungsten Co., Ltd.	C
Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.

Standard Smelter Name	CFSP*
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	A
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	A
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	C
Jiangxi Yaosheng Tungsten Co., Ltd.	A
Kennametal Fallon	A
Kennametal Huntsville	C
Malipo Haiyu Tungsten Co., Ltd.	C
Niagara Refining LLC	C
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	C
Pobedit, JSC	A
Sanher Tungsten Vietnam Co., Ltd.	A
Tejing (Vietnam) Tungsten Co., Ltd.	C
Vietnam Youngsun Tungsten Industry Co., Ltd.	C

Standard Smelter Name	CFSP*
Wolfram Bergbau und Hütten AG	C
Xiamen Tungsten (H.C.) Co., Ltd.	C
Xiamen Tungsten Co., Ltd.	C
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	C
Malipo Haiyu Tungsten Co., Ltd.	C
Niagara Refining LLC	C
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	C
Pobedit, JSC	A
Sanher Tungsten Vietnam Co., Ltd.	A
Tejing (Vietnam) Tungsten Co., Ltd.	C
Vietnam Youngsun Tungsten Industry Co., Ltd.	C
Wolfram Bergbau und Hütten AG	C
Xiamen Tungsten (H.C.) Co., Ltd.	C
Xiamen Tungsten Co., Ltd.	C
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	C

*	This column indicates, as of March 21, 2016, whether the known smelter or refiner participates in the CFSP. For purposes of this table, “C” denotes that the smelter or refiner participates in and has been listed as “compliant” by the CFSP and “A” denotes that the smelter or refiner is “active” in the CFSP process by agreeing to participate in the CFSP, but that the audit process has not yet been completed. For Tungsten smelters or refiners, the “A” category also captures members of the Tungsten Industry – Conflict Minerals Council (“TI-CMC”) that have committed to complete a CFSP validation audit within two years of TI-CMC membership issuance. Smelter or refiner status reflected in the table is based solely on information made publicly available by CFSI, without independent verification by Juniper.

Country of Origin Information and Efforts to Determine Mine Location

The identified countries of origin of the 3TG processed by the compliant smelters and refiners listed in the table above may have included the countries in the categories listed below. The listed countries of origin are derived from information made available by the CFSI to its members. Except for the DRC, the CFSI does not indicate individual countries of origin of the 3TG processed by compliant smelters and refiners. Instead, the CFSI indicates country of origin by category. The categories are based on sourcing risk, as indicated below.

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export of materials containing 3TG out of these regions: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Kenya, Mozambique and South Africa.

L3 – The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC – The Democratic Republic of the Congo.

Alternatively, or in addition, some of the compliant smelters and refiners did source or may have sourced from recycled or scrap sources.

Because the CFSI generally does not indicate individual countries of origin of the 3TG processed by compliant smelters and refiners, Juniper was not able to determine the countries of origin of the 3TG processed by the listed compliant smelters and refiners with greater specificity. In addition, for some of the listed compliant smelters and refiners, origin information is not disclosed by the CFSI. Juniper did not determine the countries of origin of the 3TG processed by other smelters and refiners listed in the table.

Juniper endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by conducting a supply-chain survey with suppliers using the CMRT and through the information made available by the CFSI to its members, as well as the other measures described in this Report.